Exhibit 10.2



                               2005 IDACORP, Inc.
                            Executive Incentive Plan



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                                  2005 IDACORP
                            EXECUTIVE INCENTIVE PLAN


PURPOSE
-------

The purpose of the 2005 IDACORP Executive Incentive Plan (the "Plan") is to reinforce IDACORP's (the "Company") goals for profitable growth and continuation of a sound overall financial condition by providing incentive compensation opportunities to selected key employees. The Plan is designed to:

     o  attract, retain, and motivate key employees;

     o  relate compensation to performance and financial results; and

     o provide a portion of compensation in a variable rather than a fixed form.


ADMINISTRATION
--------------

The Compensation Committee of the Board of Directors (the "Committee") has authority to:

     o select employees of the Company and its subsidiaries who are eligible to participate as Plan Participants; and

     o  establish award opportunities for Plan Participants.

          An award opportunity is the opportunity of a Participant to earn specified dollar amounts based on performance of the Company, its subsidiaries, and/or its business units during a given calendar year. Award opportunities include terms specifying:

     o threshold, target, maximum, and/or other amounts that potentially may be earned by each Plan Participant; and

     o annual performance goals for the Company as a whole and/or for subsidiaries or business units, which goals are pre-conditions to the earning of an incentive award at the threshold, target, maximum, or other specified level.

The Committee will report on its actions to the Company's Board of Directors (the "Board"). All actions of the Committee concerning the Plan or its administration are subject to the ratification of the Board if requested by the Committee or required by the Board, the Securities and Exchange Commission, applicable law, or by the rules or regulations of the securities exchange on which the Company's shares are listed.

The Plan will be administered by the Committee, which is authorized to interpret the Plan, to establish rules and regulations necessary to administer the Plan, and to take all other actions it determines are required for the proper administration of the Plan. All actions, determinations, interpretations, and decisions made by the Committee and/or the Board regarding the plan or its


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administration will be final, conclusive, and binding upon all parties concerned. No member of the Committee or the Board shall incur any liability by reason of any action or determination made with respect to the Plan.

PARTICIPATION
-------------

Employees that may be selected for participation in the Plan in a given calendar year are those in a position to directly and significantly affect revenues, profits or losses, or operating efficiencies of the Company and/or its subsidiaries. Employees selected for participation ("Participants") will be notified and provided a copy of the performance measures and other criteria for award determination.

Participants may be added to the Plan or removed from the Plan at any time during the calendar year based on participation criteria previously approved by the Committee, by virtue of promotion or new hire following the initial eligibility designation or upon approval of the Committee. Participation in the Plan during a particular calendar year shall not entitle a Participant to participation in the Plan in future years.

EFFECT OF TERMINATION OF EMPLOYMENT
-----------------------------------

Upon the termination of a Participant's employment with the Company or its subsidiaries prior to completion of the calendar year, (i) if termination is for reasons other than Retirement, Death or Disability, unless otherwise determined by the Committee, the Participant's award opportunity will be cancelled and the Participant will not be eligible to receive a final incentive award, and (ii) if termination is due to Retirement, Death or Disability, the Participant's award opportunity will remain in effect, subject to the terms of the Plan. "Retirement" shall mean a Participant's termination from employment with the Company or its subsidiaries, as applicable, if the date of termination occurs on or after age 62 or if the termination is otherwise determined by the Committee to qualify as a Retirement. "Disability" shall mean termination of a Participant's employment with the Company or its subsidiaries, as applicable, if the Participant is eligible to receive benefits under the Long-Term Disability Program maintained by the Company or its subsidiaries.

DETERMINATION OF INCENTIVE AWARDS
---------------------------------

Incentive award opportunities will be based upon Company and subsidiary performance measures as described in the Exhibit attached hereto. This Plan does not permit the payment of awards to IDACORP/Idaho Power Executives if there is no payment of awards to employees under the IDACORP/Idaho Power Company Employee Incentive Plan. Similarly, no payment of awards under this Plan will be made to Subsidiary Executives if there is no payment of awards to employees under Subsidiary Employee Incentive Plans. Award opportunities need not be uniform among Participants and may vary from year to year. Because payments of dividends to shareholders is an important value to the Company, no awards under the plan will be paid if the operational and/or customer service goals are met at some level but the net income is less than the Board approved dividend for IDACORP Common Stock for 2005.

Within a reasonable time after the end of each calendar year, the Committee shall determine the extent to which the performance goals have been achieved and the payout level of the resulting award that is potentially payable to Participants. The Committee then shall determine whether such potential award shall be paid out as a final award. The Committee may adjust any


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potential award upward or downward, accelerate or defer payment of any final award, or determine to pay no amount as an award, in its sole discretion, in light of such considerations as the Committee may deem relevant. An award shall be deemed earned and vested only at such time as the Committee has determined that the award has become final.

If the amount of an award opportunity that may be earned and become payable will be calculated by multiplying an incentive percentage corresponding to specified levels of performance, that percentage will be multiplied by the base salary paid to a Participant during the Plan year, exclusive of any amounts earned under any incentive, bonus, or benefit plans.

The Committee retains the discretion to authorize an individual performance payout for extraordinary results on the part of a Participant regardless of the level of achievement of the Company performance goal and other performance goals and/or to modify performance goals to take into account extraordinary and unexpected events.

PAYMENT OF AWARD
----------------

As promptly as practicable after final awards for a given calendar year have been determined, such awards shall be paid out in cash by the Company to Participants who are active employees (i.e., other than those who have died or terminated due to Retirement or Disability during the calendar year) as of December 31 of the calendar year to which the award relates. The pay out date for any other Participant entitled to a payout shall be determined by the Committee.

The Company or subsidiary shall deduct from all payments made under the Plan an amount necessary to satisfy federal, state, and or local tax withholding requirements. Amounts paid under the Plan will be considered in the calculation of benefits under the Idaho Power Company Retirement Plan and the Idaho Power Company Employee Savings Plan for eligible participating employees.


PLAN IS NOT A CONTRACT
----------------------

No provision of the Plan nor any document describing the Plan or establishing rules or regulations regarding the Plan's administration shall be deemed to confer on any Participant the right to continue in the Company's or subsidiary's employ nor shall any such provision or document affect the right of the Company or any subsidiary to terminate any Participant's employment.


AMENDMENT AND TERMINATION OF THE PLAN
-------------------------------------

The Board reserves the right to amend, suspend, or terminate the Plan and any award opportunities under the Plan at any time in whole or in part, for any reason, and without the consent of any Participant or beneficiary. Company subsidiaries reserve the right to suspend or terminate their participation in the Plan at any time, for any reason, and without the consent of any Participant or beneficiary.


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PLAN BINDING ON SUCCESSORS
--------------------------

All obligations of the Company or any subsidiary under the Plan shall be binding on any successor to the Company or any subsidiary, respectively, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, reorganization, or other transaction involving all or substantially all of the business and/or assets of the Company or any subsidiary.


EFFECTIVE DATE
--------------

The Plan shall become effective January 1, 2005, and if not terminated by action of the Board of Directors, shall expire December 31, 2005.


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                                    EXHIBIT A
                                    ---------

                IDACORP and Idaho Power Executive Participants
                ----------------------------------------------

HOW THE PLAN WORKS
------------------

The plan consists of a combination of Operational and Customer Service goals for Idaho Power Company, Net Income targets for Idaho Power Company, and Net Income targets for IDACORP. The intent of the plan is to focus on key areas management can impact while maintaining a means of additional profit sharing should Net Income exceed expected performance.

The weightings for the three areas are as follows:

          o   Operational/Strategic Goals - 40%

          o   Net Income at Idaho Power Company - 30%

          o   IDACORP Consolidated Net Income - 30%

The total payout will be based on predetermined participation levels approved by the Board of Directors. The amount of incentive to be awarded each participant will be calculated by multiplying the approved incentive percentage by the combined multiplier times the base salary.

2005 IDACORP and Idaho Power Company Management Operational/Strategic Goals
---------------------------------------------------------------------------

Customer Satisfaction

The Customer Relationship Index (CRI) details the company's performance through the eyes of the customer and is based on a rolling 4-quarter average for the period beginning January 1, 2005 through December 31, 2005. The index consists of 5 specific questions asked of our customers by an independent survey company and addresses issues such as overall satisfaction, quality, value, advocacy, and loyalty. The CRI goal for 2005 is as follows:



         Performance Level        CRI Goal       Qualifying Multiplier

            Threshold                 %                10%

              Target                  %                20%

             Maximum                  %                40%


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Operational/Strategic

Operational and strategic goals help management focus on effective use of assets and capital. For 2005, the area of focus will be on the combined Total Operation and Maintenance (O&M) Expense and Capital Expenditures. The operational target will be to manage to budgeted levels of forecasted amounts. For 2005 the goal is as follows:

                                Total O&M and
        Performance Level    Capital Expenditures    Qualifying Multiplier

            Threshold           $    million                 10%

              Target            $    million                 20%

             Maximum            $    million                 40%

Total O&M will be non-fuel O&M less two areas of "non-discretionary" expenses. The two areas of exclusion are pension expense and third party transmission expense. All other expenses are included in the determination of total O&M. Total capital expenditures will be the amounts reported in the Idaho Power Company Chief Operating Officer's monthly operating report.



Idaho Power Company Net Income

                               Idaho Power Company
        Performance Level         Net Income            Qualifying Multiplier

              Target            $    million                 30%

             Maximum            $    million                 60%


Net Income is defined as Net Income reported in the audited year-end financial statements. The target amounts are those amounts reported after considering all applicable incentive amounts.



IDACORP Consolidated Net Income

Because all of the subsidiaries ultimately contribute to the success of IDACORP, if IDACORP Net Income exceeds predetermined rate of return levels, management will be eligible to earn an additional payout as follows:



                              Consolidated IDACORP
        Performance Level          Net Income           Qualifying Multiplier

              Target            $    million                    30%

             Maximum            $    million                    60%


Consolidated Net Income is defined as Net Income reported in the audited year-end financial statements. The target amounts are those amounts reported after considering all applicable incentive amounts.